Exhibit 99.1

Contact:	Chuck Jones
770-752-3594, office
770-289-0894, cell
chuck.jones@choicepoint.com

Release No.:	05-031
ChoicePoint®Elects Anne Szostak to Board of Directors
ALPHARETTA, GA. — December 12, 2005 — ChoicePoint (NYSE: CPS) today announced the election of Anne Szostak, a former senior corporate executive with FleetBoston Financial, to the ChoicePoint Board of Directors. Szostak’s initial term on the Board will end in 2007, pending election by shareholders at the company’s annual meeting in April 2006.
“Ms. Szostak brings an exemplary record of corporate and community service to our board of directors,” said Derek V. Smith, ChoicePoint chairman and CEO. “Through an impressive career of executive level service, Ms. Szostak personifies the qualities and characteristics that ChoicePoint is striving to achieve in the marketplace, within our organization and throughout our communities. Anne Szostak will help make ChoicePoint a better company because she shares our dedication to excellence and public service and to our vision of helping create a safer, more secure society.”
Until FleetBoston Financial’s acquisition by Bank of America, Szostak was executive vice president and member of the Executive Committee of FleetBoston Financial, one of the country’s largest financial holding companies. She also served as chairman and chief executive officer of both Fleet Bank — Maine (1991-1994) and Fleet Bank — Rhode Island (2001-2003). Also during her career at Fleet, her assignments ranged from line positions leading both operational units and banking businesses, to executive vice president of human resources and diversity.
Szostak is active in the business community as both a consultant and a board member. She is currently a director of three public companies: Tupperware Corporation, Spherion Corporation,

a recruiting and staffing organization, and Belo Corporation, a media company based in the Southwest.
In both her corporate and personal capacity, Szostak has been active in the broader local and national community. Under her leadership, Fleet earned recognition as an employer of choice from Working Mother magazine, Computerworld magazine, the National Business and Disability Council, the Black MBA Association, Diversity Inc., Business Ethics, Latina Style magazine and the Gay Financial Network.
Szostak is currently chairman of the Board of Governors of the Boys and Girls Clubs of America, which is headquartered in Atlanta with 4,000 clubs nationwide. She also serves as vice chairman and trustee of Women & Infants Hospital in Providence and is a member of the Massachusetts Chapter of the International Women’s Forum. In education, she is a trustee emeritus of Colby College. She also co-authored an April 2004 Harvard Business School article entitled “How Fleet Bank Fought Employee Flight.”
About ChoicePoint
ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than seven million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses grow revenue with our marketing services and cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world. Visit www.choicepoint.com for more information.
# # #
ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company.